Exhibit 5

June 17, 2014

Constant Contact, Inc.

1601 Trapelo Road

Waltham, Massachusetts 02451

Re:	Amended and Restated 2011 Stock Incentive Plan

Ladies and Gentlemen:

I am the Senior Vice President, General Counsel and Secretary of Constant Contact, Inc., a corporation organized under the laws of the State of Delaware (the “Company”). I have acted as counsel for the Company in connection with the preparation of a registration statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to an aggregate of 2,100,000 shares of common stock, $0.01 par value per share (the “Shares”), of the Company, issuable under the Company’s Amended and Restated 2011 Stock Incentive Plan (the “Plan”).

I have examined the Certificate of Incorporation and By-Laws of the Company, each as amended and restated to date, and originals, or copies certified to my satisfaction, of all pertinent records of the meetings of the directors and stockholders of the Company, the Registration Statement, the Plan and such other documents relating to the Company as I have deemed material for the purposes of this opinion. In my examination of the foregoing documents, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified, photostatic or other copies, the authenticity of the originals of any such documents and the legal competence of all signatories to such documents.

I assume that the appropriate action will be taken, prior to the offer and sale of the Shares in accordance with the Plan, to register and qualify the Shares for sale under all applicable state securities or “blue sky” laws.

I express no opinion herein as to the laws of any state or jurisdiction other than the state laws of the Commonwealth of Massachusetts, the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

1601 Trapelo Road, Waltham Massachusetts 02451

Phone 781.472.8100 • Fax 781.472.8101 • www.constantcontact.com

Constant Contact, Inc.

June 17, 2014

Please note that I am opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters.

Based on the foregoing, I am of the opinion that the Shares have been duly authorized for issuance and, when the Shares are issued and paid for in accordance with the terms and conditions of the Plan, the Shares will be validly issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion with the Commission in connection with the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. In giving such consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Please note that as of the date hereof, I own 4,958 shares of common stock of the Company.

Very truly yours,

/s/ Robert P. Nault

Robert P. Nault